For more information, please contact:	EXHIBIT 99.1

AmTrust Financial Services, Inc.
Investor Relations
Devora Goldenberg
212.220.7120 ext. 7041
IR@amtrustgroup.com

For immediate release
November 6, 2008

AmTrust Financial Services, Inc. Reports Third Quarter
Operating Earnings of $39.2 million and Net Income of $9.4 million

(New York) - AmTrust Financial Services, Inc. (NASDAQ: AFSI) today reported operating earnings of $39.2 million for the third quarter of 2008. Operating earnings is a non-GAAP financial measure defined by the Company as net income, excluding realized investment gains and losses, net of tax. Gross written premium for the third quarter of 2008 was $281.2 million and net income was $9.4 million. During the third quarter of 2008, the Company incurred a realized loss on an after-tax basis of $29.8 million on its investment portfolio. The realized loss related primarily to fixed income investments in Lehman Brothers Holdings and Washington Mutual.

Third Quarter Overview:

Gross written premium in the third quarter 2008 increased by $87.9 million to $281.2 million or 45.5% from $193.3 million in the third quarter of 2007. The Company reported basic operating earnings per share of $0.65 for the third quarter of 2008, an increase of 51.2% from the third quarter of 2007. Net income for the third quarter 2008 was $9.4 million, or $0.16 basic earnings per share.

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Third Quarter and Nine Months Highlights:

•	Quarterly basic operating earnings per share was $0.65 ($0.43 in 2007)
•	Quarterly basic earnings per share was $0.16 ($0.41 in 2007)
•	Nine months ended September 30, 2008 basic operating earnings per share was $1.54 ($1.03 in 2007)
•	Nine months ended September 30, 2008 basic earnings per share was $0.97 ($1.12 in 2007)
•	Return on equity on operating earnings for three months ended September 30, 2008 was 39.0%
•	Return on equity on operating earnings for nine months ended September 30, 2008 was 31.7%
•	Book value per share was $6.48 (as of September 30, 2008)
•	The combined ratio for the third quarter was 58.0% (74.5% in 2007)
•	The combined ratio for the nine months ended September 30, 2008 was 73.1% (85.8% in 2007)
•	The Company recognized favorable reserve developments of $15 million or $0.16 per quarterly basic operating earnings per share

Third Quarter 2008 Results:
Revenue:

Gross written premium for the third quarter 2008 increased by $87.9 million or 45.5% to $281.2 million from $193.3 million in the third quarter 2007. Gross written premium for the nine months ended September 30, 2008 increased by $224.0 million or 37.8% to $817.0 million from $593.0 million for the nine months ended September 30, 2007. The increases were attributable to both organic growth and the continued successful integration of our recent acquisitions.

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As previously disclosed, the Company entered into a reinsurance agreement with Maiden Insurance Company (Maiden) effective July 1, 2007. Under the terms of this reinsurance agreement, the Company ceded approximately $103 and $191 million of written premium to Maiden in the third quarters of 2008 and 2007, respectively, of which approximately $84 million and $63 million represented earned premium.

Net written premium (gross written premium less cessions for reinsurance, including cessions to Maiden) in the third quarter of 2008 increased $170.1 million to $139.4 million from $(30.7) million (which reflects the one-time cession to Maiden of unearned premium as of July 1, 2007) in the third quarter of 2007 and net earned premium for the third quarter of 2008 increased by $10.5 million or 12.8%, to $92.3 million from $81.8 million in the third quarter 2007.

The Company’s agreement with Maiden generated $33.5 and $40.1 million of earned ceding commission for the third quarters 2008 and 2007, respectively. The Company earned $88.9 million of ceding commission from Maiden during the first nine months of 2008 compared to $40.1 million during the first nine months of 2007. The agreement continues to enable the Company to leverage its balance sheet, increase its writings, decrease its expense ratio and, most importantly, increase its return on equity.

For the nine months ended September 30, 2008, net written premium increased $95.5 million or 32.5% to $388.9 million from $293.4 million for the nine months ended September 30, 2007 and net earned premium for the first nine months of 2008 decreased by $25.2 million or 7.6%, to $305.7 million from $330.9 million in the first nine months of 2007.

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Commission and fee income for the third quarter 2008 increased by $0.8 million or 10.1% to $8.7 million from $7.9 million for the third quarter 2007. Commission and fee income for the nine months ended September 30, 2008 increased by $6.7 million or 40.1% to $23.4 million from $16.7 million for the nine months ended September 30, 2007. The increase in both periods was attributable primarily to reinsurance brokerage fees from Maiden and servicing carrier fees resulting from assigned risk servicing carrier appointments in three additional states in 2008.

Net investment income, excluding realized gains and losses in the third quarter 2008, was $15.4 million compared to $13.9 million in the third quarter 2007. Average invested assets for the three months ended September 30, 2008 was approximately $1.5 billion compared to $1.1 billion for the three months ended September 30, 2007. Net investment income, excluding realized gains and losses for the nine months ended September 30, 2008, increased to $43.1 million from $38.3 million for the nine months ended September 30, 2007.

Total revenue in the third quarter of 2008 decreased by $34.7 million, or 24.4%, to $107.7 million from $142.4 million (excluding other investment loss on managed assets) in the third quarter of 2007. Total revenue for the nine months ended September 30, 2008 decreased by $26.4 million or 6.0% to $411.5 million (excluding other investment loss on managed assets) from $437.9 million in the first nine months of 2007. Excluding the effect of net realized losses, total revenue increased by $9.1 million and $35.8 million, respectively, during the three months and nine months ended September 30, 2008 over the prior year.

Expenses:

The Company’s loss ratio for the quarter ended September 30, 2008 was 40.2% compared to 63.8% for the quarter ended September 30, 2007. The Company’s loss ratio for the nine months ended September 30, 2008 was 54.4% compared to 64.0% for the nine months ended September 30, 2007. The Company reduced its loss and loss expense reserves by $15 million, which positively impacted basic operating earnings per share by $0.16 during the third quarter of 2008.

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Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the three months ended September 30, 2008 increased by $7.6 million to $16.4 million from $8.8 million for the three months ended September 30, 2007. The increase was primarily the result of $6.6 million of additional ceding commission from Maiden recognized in the third quarter of 2007 compared to 2008. The decline in ceding commission revenue in the third quarter of 2008 was due to a one time cession in the third quarter of 2007 of unearned premium at the inception of the reinsurance agreement with Maiden. As a result, the expense ratio for the three months ended September 30, 2008 increased to 17.8% from 10.7% for the three months ended September 30, 2007.

Acquisition Costs and Other Underwriting Expenses less Ceding Commission Revenue for the nine months ended September 30, 2008 decreased by $15.2 million to $57.1 million from $72.3 million for the nine months ended September 30, 2007. The decrease was primarily the result of $88.9 million of ceding commission from Maiden recognized in the first nine months of 2008 compared to $40.1 million in the first nine months of 2007. As a result, the expense ratio for the nine months ended September 30, 2008 decreased to 18.7% from 21.9% for the nine months ended September 30, 2007.

Other Matters:

Shareholders’ Equity as of September 30, 2008 decreased to $388.6 million from $390.4 million as of December 31, 2007. During the quarter, the Board of Directors declared a quarterly dividend of $0.05 per share.

As of September 30, 2008 the Company’s debt-to-capitalization ratio was 32.6%. During the second quarter of 2008, the Company entered into a three-year $40 million term loan, which was reduced as of September 30, 2008 to $36.7 million. Additionally, the Company’s has $123.7 million of 30-year trust preferred securities.

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Conference Call:

On November 7, 2008 at 10 a.m. ET, the Company will hold a conference call that can be accessed as follows:

Toll-free Dial-in: 877.681.3376
Toll Dial-in (Int’l Callers): 719.325.4775

In order to participate in the conference call, you must register at:

http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call. In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112 or 719.457.0820. Enter replay passcode 9144933.

About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

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Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.

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